UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2007

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 16, 2007, in connection with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, the Board of Directors of NTELOS Holdings Corp. (Nasdaq: NTLS) (the “Company”) approved the establishment of new sales plans for its five executive officers (the “10b5-1 Plans”): James S. Quarforth, Chief Executive Officer and President; Carl A. Rosberg, Executive Vice President, President – Wireless; David R. Maccarelli, Executive Vice President, President – Wireline; Michael B. Moneymaker, Executive Vice President and Chief Financial Officer, Treasurer and Secretary; and Mary McDermott, Senior Vice President – Legal and Regulatory Affairs. The shares of Company common stock subject to the new 10b5-1 Plans represent approximately 1%, in the aggregate, of the outstanding Company common stock. Shares will be sold under the plans on the open market over the periods of time and according to the other parameters set forth under each executive officer’s plan.

Rule 10b5-1 allows officers and directors to adopt written, pre-arranged stock trading plans at a time when they are not in possession of material nonpublic information. Once a plan is established, the executive does not retain or exercise any discretion over sales of stock under the plan and the pre-planned trades can be executed at later dates as set forth in the plan while avoiding concerns about whether the executive is in possession of material nonpublic information when the stock is sold.

The Company had previously adopted stock ownership guidelines for its executive officers which provide that the Company’s executive officers should own specific minimum levels of the Company’s common stock. The Company’s executive officers currently satisfy the stock ownership guidelines and after taking into account the sale of all of the above shares under the 10b5-1 Plans, the Company’s executive officers would continue to satisfy these ownership guidelines.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2007

NTELOS HOLDINGS CORP.

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President and
Chief Financial Officer